Exhibit 4.3

SECOND AMENDMENT
TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN REALTY CAPITAL RETAIL OPERATING PARTNERSHIP, L.P.

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL RETAIL OPERATING PARTNERSHIP, L.P. (this “Amendment”), is made as of June 30, 2015 by American Realty Capital - Retail Centers of America, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of American Realty Capital Retail Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 24, 2014, as amended (the “Partnership Agreement”).
RECITALS:
WHEREAS, the General Partner desires to amend the Partnership Agreement to amend Section 16.1(a) of the Partnership Agreement relating to the issuance of the Class B Units; and
WHEREAS, pursuant to Section 14.1(a) of the Partnership Agreement, the General Partner has the power to amend Section 16.1(a) of the Partnership Agreement without the consent of the Limited Partners or the Special Limited Partner.
NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Effective as of April 1, 2015, Section 16.1(a) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 16.1(a) is substituted in its place:

“16.1    Designation and Number
(a) A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL - RETAIL CENTERS OF AMERICA, INC.

By:     _/s/ William M. Kahane________
Name:    William M. Kahane
Title:     Chief Executive Officer and President